EXHIBIT 12

FLEET OWNER AGREEMENT

     This fleet owner agreement, being effective this 2nd day of June, 2005 (and being the date of signing by all parties hereto), by and between XRG Logistics, Inc., a Florida corporation with its main headquarters located at 601 Cleveland Street, Suite 820, Clearwater, FL 33755-4169, a contract Carrier of general commodities operating by the authority of the Federal Highway Administration (FHA) and applicable Public Utility Commission(s) hereinafter referred to as “Carrier” and Joseph Stapleton, hereinafter referred to as “Fleet Owner.”

I. Premises

     WHEREAS, Carrier is desirous of leasing Fleet Owner’s trucks to haul freight on Carrier to be dispatched from Sweetwater, TN, TERMINAL NUMBER 4,

     Now, it is therefore mutually agreed between the parties hereto as follows:

II. Terms and Conditions

A.	Responsibility of Carrier

     1. Carrier agrees to assign a series of Bill of Ladings /Delivery receipts to be used on all shipments. Carrier also agrees to assign all necessary legal documentation and paperwork required to properly represent Carrier on interstate and intrastate shipments, including but not limited to: certificates of insurance, copies of all operating authorities, equipment leases, door signs, state required fuel permits at the Fleet Owner’s expense, driver and vehicle applications, maintenance and inspection reports.

     2. Carrier agrees to pay 69% of the line haul revenue as lease payments for vehicles under this agreement with Carrier. Insurance handling charges paid by carrier are not to be considered a part of the transportation charges or freight revenues. Fuel surcharge collected by Carrier will be paid entirely to Fleet Owner

B.	Responsibility of Fleet Owner

     1. Fleet owner agrees as a condition to payment to submit to corporate office all legal documentation and properly prepared paperwork pertaining to each shipment as required by all regulatory commissions including but not limited to the Federal Highway Administration, U.S. Department of Transportation and will assure Carrier that all drivers whose services are enlisted by Fleet owner are in compliance with all Federal Motor Carrier Safety Regulations as set forth in title 49 code of Federal Regulations, Parts 40, 325, 382, 383, 385, 386, 387, 390-397, 2nd 399. (Carrier has provided Copy to Fleet owner.) Fleet owner also agrees to submit all documentation necessary for Carrier to secure payment from shippers on a timely basis. Fleet owners found to be in violation of any part of this provision will be responsible for all costs and fines incurred upon Carrier by any regulatory commission.

     2. Fleet owner agrees and understands that carrier funds may be issued only in payment of transportation services for operation advances to drivers and final settlements to the Fleet Owner.

     4. Fleet owner agrees to be responsible for insurance deductible on cargo losses that cannot be recuperated from their negligent operators.

     5. Fleet owner agrees to be responsible for the protection of freight bills, permits, stickers, fuel decals and any other company documents in their possession.

III. Indemnification

     1. Fleet owner shall indemnify and save harmless Carrier from any and all claims, loss or damage of any kind whatsoever, including direct, indirect, incidental or consequential damages, along with costs including reasonable attorney’s fees connected therewith, brought by any person or persons arising out of, directly or indirectly, fleet owner’s negligent or unlawful transportation of property or for any other negligent or unlawful performance in connection with this agreement.

IV. Term of Contract

     The term of this agreement shall be for five (5) years, commencing as of the date first written above, and shall be automatically renewed from year to year thereafter until such time as the agreement is terminated wholly or In part by either Fleet owner or Carrier upon thirty (30) days prior written notice at any time to the other party.

V. Default

     In the event that either party shall fail to perform any covenant or condition required under this agreement to be performed by that party, and such default in performance shall have continued for a period of (14) consecutive days after notice thereof given by the non-defaulting party, then the non-defaulting party may declare the other party in default. Upon declaration of default, the non-defaulting party may elect to treat this agreement as immediately terminated.

VI. Modifications and Effectiveness

     It is agreed that there are no oral representations, agreements or understandings affecting this agreement and that any future representations, agreements, understandings or waivers to be binding upon the parties hereto, must be reduced to writing by way of either addendum to or revisions thereof to the original agreement.

     Either party’s failure strictly to enforce any provision of this agreement shall not be construed as a waiver thereof excusing the other party from performance.

     IN WITNESS WHEREOF, Carrier and Fleet owner do hereby sign this agreement on the above date first written which shall be the effective date.

Fleet Owner:		XRG LOGISTICS, INC.

/s/	JOSPEH STAPLETON	By:	/s/ RICHARD FRANCIS

	JOSEPH STAPLETON	Its:	President

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